Exhibit 10.17

                             ARBINET HOLDINGS, INC.

                         SERIES B AND C SENIOR PREFERRED

                            STOCK PURCHASE AGREEMENT

        (Sale by the Company of 11,980,561 shares of Series B Cumulative

           Redeemable Senior Preferred Stock and 11,980,562 shares of

             Series C Cumulative Convertible Senior Preferred Stock

                      Aggregate Sale Price $30,449,795.59)

                                November 24, 1999

                        Series B and C Senior Preferred Stock Purchase Agreement

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.       Basic Terms of Purchase and Sale.                                     1
         1.1      Purchase and Sale of Senior Preferred Stock                  1
         1.2      The Closing                                                  2
         1.3      Additional Shares                                            2

2.       Representations and Warranties of the Company                         3
         2.1      Organization Good Standing and Qualification                 3
         2.2      Capitalization; Stock Option Plan                            3
         2.3      Subsidiaries                                                 5
         2.4      Authorization                                                5
         2.5      Consents                                                     6
         2.6      Permits                                                      6
         2.7      Litigation                                                   7
         2.8      Proprietary Information and Inventions Agreement             7
         2.9      Intellectual Property                                        7
         2.10     Manufacturing and Marketing Rights                          10
         2.11     Compliance with Other Instruments                           10
         2.12     Agreements, Action                                          10
         2.13     Brokers or Finders                                          12
         2.14     Disclosure                                                  12
         2.15     No Conflict of Interest                                     12
         2.16     Rights of Registration                                      13
         2.17     Private Placement                                           13
         2.18     Corporate Documents; Board of Directors                     13
         2.19     Title to Property and Assets                                13
         2.20     Financial Statements                                        13
         2.21     Changes                                                     14
         2.22     Employment Benefit Plans                                    15
         2.23     Tax Returns and Payments                                    17
         2.24     Insurance                                                   17
         2.25     Labor Agreements and Actions                                17
         2.26     Environmental and Safety Laws                               18
         2.27     Year 2000 Compliance                                        18
         2.28     Minute Books                                                19
         2.29     Small Business Concern                                      19
         2.30     Section 897 of the Internal Revenue                         20
         2.31     Use of Proceeds                                             20
         2.32     Absence of Certain Commercial Practices                     20

                                                                            Page
                                                                            ----

3.       Representations and Warranties of the Investor                       21
         3.1      Authorization                                               21
         3.2      Purchase Entirely for Own Account                           21
         3.3      Investment Experience                                       21
         3.4      Restricted Securities                                       21
         3.5      No Public Market                                            22
         3.6      Legends                                                     22
         3.7      Accredited Investor                                         22
         3.8      Brokers or Finders                                          22

4.       Conditions to Investors' Obligations at Closing                      23
         4.1      Accuracy of Representations and Warranties                  23
         4.2      Performance                                                 23
         4.3      Compliance Certificate                                      23
         4.4      Qualifications and Consents                                 23
         4.5      Proceedings and Documents                                   23
         4.6      Opinion of Company Counsel                                  24
         4.7      Board of Directors                                          24
         4.8      Rights Agreement                                            24
         4.9      Co-Sale Agreement                                           24
         4.10     Voting Agreement                                            24
         4.11     Series A-2 Restructuring                                    24
         4.12     Officer's Certificate                                       24
         4.13     Blue Sky Approvals                                          24
         4.14     SBA Documentation                                           24
         4.15     No Material Adverse Change                                  25
         4.16     No Litigation                                               25
         4.17     Satisfactory Completion of Due Diligence; Etc.              25
         4.18     Payment of Expenses                                         25
         4.19     Foundation Limited Partner Certificate                      25
         4.20     Management Rights Agreement                                 25
         4.21     Regulatory Compliance Side Letter                           25
         4.22     Stock Certificates, etc.                                    25

5.       Conditions of the Company's Obligations at Closing                   25
         5.1      Representations and Warranties True at Closing              25
         5.2      Qualifications                                              26
         5.3      Covenants                                                   26
         5.4      Rights Agreement                                            26
         5.5      Co-Sale Agreement                                           26
         5.6      Voting Agreement                                            26
         5.7      Restated Amendment                                          26
         5.8      Series A-2 Restructuring Agreement                          26

                                                                            Page
                                                                            ----

6.       Affirmative Covenants of the Company                                 26
         6.1      Observer Rights                                             26
         6.2      Information                                                 27
         6.3      Exemption from Investment Company Act; FIRPTA               28
         6.4      Accounting and Reserves                                     28
         6.5      Payment of Taxes and Claims                                 29
         6.6      Availability of Common Stock for Conversion                 29
         6.7      Governing Instruments                                       29
         6.8      SBIC Covenants                                              29
         6.9      Assistance in Sales                                         30
         6.10     Employee Agreements                                         30
         6.11     Stock Option Plan                                           31

7.       Miscellaneous Provisions                                             31
         7.1      Survival; Termination                                       31
         7.2      Transfer of Successors and Assigns                          31
         7.3      Governing Law                                               31
         7.4      Counterparts                                                31
         7.5      Titles and Subtitles                                        31
         7.6      Notices                                                     31
         7.7      Expenses                                                    32
         7.8      Indemnification.                                            32
         7.9      Attorneys' Fees                                             32
         7.10     Amendments and Waivers                                      32
         7.11     Severability                                                33
         7.12     Delays or Omissions                                         33
         7.13     Entire Agreement                                            33
         7.14     California Corporate Securities Law                         33
         7.15     Further Assurances                                          33
         7.16     Specific Performance                                        33
         7.17     Understanding Among Investors                               34
         7.18     Publicity                                                   34

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                                                                            Page
                                                                            ----
                              SCHEDULE OF EXHIBITS

Designation    Description

Schedule I     Investors

Exhibit A      Company's Amended and Restated Certificate of Incorporation

Exhibit B      Schedule of Exceptions

Exhibit C      Company's Stockholders

Exhibit D      Amended and Restated Investor Rights Agreement

Exhibit E      Amended and Restated Co-Sale and Right of First Refusal Agreement

Exhibit F      Amended and Restated Voting Agreement

Exhibit G      Series A-2 Restructuring Agreement

Exhibit H      Opinion of Paul, Hastings, Janofsky & Walker LLP

Exhibit I      By-Laws

Exhibit J      Employee Proprietary Information and Inventions Agreement

Exhibit K      Foundation Limited Partner Certificate

Exhibit L      Management Rights Agreement

Exhibit M      Regulatory Compliance Side Letter

                             ARBINET HOLDINGS, INC.

            SERIES B AND C SENIOR PREFERRED STOCK PURCHASE AGREEMENT

      THIS SERIES B AND C SENIOR PREFERRED STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 24th day of November, 1999, by and among Arbinet Holdings, Inc., a Delaware corporation (the "Company"), J. P. Morgan Investment Corporation, a Delaware corporation ("JPMIC"), Sixty Wall Street SBIC Fund, L.P., a Delaware limited partnership ("Sixty Wall" and together with JPMIC, the "JPM Investors"), CB Capital Investors, L.P., a Delaware limited partnership ("Chase"), BancBoston Ventures Inc., a Massachusetts corporation ("BBV" and, together with the JPM Investors and Chase, the "SBIC Investors"), and each of the other parties listed on the signature pages hereto under the caption "Other Investors" (collectively, the "Other Investors" and together with the SBIC Investors, the "Investors").

      WHEREAS, the Company desires to sell (i) Eleven Million Nine Hundred Eighty Thousand Five Hundred Sixty One (11,980,561) of its authorized but unissued shares of Series B Cumulative Redeemable Senior Preferred Stock, par value $.001 per share (the "Series B Preferred Stock"), and (ii) Eleven Million Nine Hundred Eighty Thousand Five Hundred Sixty Two (11,980,562) of its authorized but unissued shares of Series C Cumulative Convertible Senior Preferred Stock, par value $.001 per share (the "Series C Preferred Stock" and collectively with the Series B Preferred Stock, the "Senior Preferred Stock" or the "Shares") to the Investors at the Closing (as defined in Section 1.2 below) for an aggregate cash consideration equal to Thirty Million Four Hundred Forty Nine Thousand Seven Hundred Ninety Five Dollars Fifty Nine Cents ($30,449,795.59) in accordance with the terms hereof; and

      WHEREAS, subject to the terms and conditions of this Agreement, the Investors desire to purchase the Shares from the Company at the aggregate purchase price set forth herein.

      IT IS HEREBY AGREED AS FOLLOWS:

Basic Terms of Purchase and Sale.

Purchase and Sale of Senior Preferred Stock .

The Company shall adopt and file with the Secretary of State of Delaware on or before the date of the Closing an Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A (the "Restated Certificate"). The rights, preferences and privileges of the Shares will be as provided in the Restated Certificate.

(a) Subject to the terms and conditions of this Agreement each of the Investors agrees, severally and not jointly, to purchase from the Company at the Closing, and the Company agrees to sell and issue to each of the Investors at the Closing, (i) that number of shares of Series B Preferred Stock as is set forth opposite such Investor's name on Schedule I for cash equal to $1.2708 per share, and (ii) that number of shares of Series C Preferred Stock as is set forth opposite such Investor's name on Schedule I for cash equal to $1.2708 per share, with the aggregate amount to be paid by each Investor for the Shares to be acquired by such Investor being as stated on Schedule I opposite such Investor's name. The Company's agreements with each of the Investors are separate agreements, and the sale of the Shares to each of the Investors are separate sales.

1.2 The Closing. The closing of the sale and purchase of the Shares pursuant to this Agreement shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, 399 Park Avenue, New York, New York 10022-4692 on or about November 24, 1999, at 10:00 a.m., eastern standard time, or at such other time and place as the Company and each of the Investors may mutually agree (the "Closing"). At the Closing, the Company shall deliver to each Investor a certificate representing that number of the shares of Series B Preferred Stock and Series C Preferred Stock, respectively, set forth on
Schedule I opposite the name of such Investor against delivery to the Company by such Investor of a wire transfer of immediately available funds in the amount set forth opposite such Investor's name on Schedule I. If, at the Closing, any of the conditions specified in Section 4 of this Agreement shall not have been fulfilled, each of the Investors shall, at its election, be relieved of all of its obligations under this Agreement.

1.3      Additional Shares.

(a) Upon the earlier to occur of (i) May 24, 2001 or (ii) the effective date of the Company's first registered public offering of its Common Stock, par value $.001 per share, other than a registration relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or any transaction described in Rule 145(a) promulgated under the Securities Act of 1933, as amended, the Company shall cause its Chief Executive Officer and Chief Financial Officer to execute and deliver to the Investors a certificate certifying the Net Bellfax Liability
(as defined below) (the "Net Bellfax Liability Certificate"). If the Net
Bellfax Liability is greater than zero, the Company shall issue and deliver to each Investor as a purchase price adjustment, without payment of any additional consideration therefor, such Investor's pro rata share of the Additional Shares (as defined below). The Additional Shares, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable. The Additional Shares (and the Common Stock issuable upon conversion thereof) will be free of any liens, charges or encumbrances other than those created by or imposed upon the holders thereof through no action of the Company, and the Additional Shares (and the Common Stock issuable upon conversion thereof) will be free of restrictions on transfer, other than the restrictions on transfer under this Agreement, the Related Documents (as defined below) and under applicable state and federal securities laws. Unless holders of a majority of the Shares dispute the computation of the Net Bellfax Liability in accordance with Section 1.3(b), the Additional Shares shall be delivered to the Investors on the 30th day following the delivery of the Net Bellfax Liability Certificate.

(b) The Net Bellfax Liability Certificate shall present in reasonable detail the Company's computation of the Net Bellfax Liability. Without limitation of any other rights of the Investors under this Agreement or the Related Documents, the Investors (and/or their representatives) shall have the right at reasonable times and on reasonable notice to review and/or audit the books and records of the Company and its subsidiaries for the purpose of verifying any computation of the Net Bellfax Liability. The Company shall pay the fees and expenses incurred by any representative or representatives designated by the holders of a majority of the Shares (which may include an Investor); provided, however, if it is ultimately determined that the Company's computation of the Net Bellfax Liability was within five percent (5%) of the actual amount thereof, then the total amount of such fees and expenses shall be applied against, and therefore reduce, the Net Bellfax Liability.

(c) Capitalized terms used in this Section 1.3 shall have the meaning ascribed thereto elsewhere in this agreement, except the following terms used in this Section 1.3 shall have the following meanings:

(i) "Additional Shares" shall mean a number of shares of Series C Preferred Stock equal to the Net Bellfax Liability divided by the original issuance price of the Series C Preferred Stock, or $1.2708, as such original issuance price may be adjusted in accordance with the Restated Certificate.

(ii) "Net Bellfax Liability" shall mean the total amount of payments made by the Company, indebtedness or obligations assumed, liabilities and obligations, fixed or contingent, incurred or accrued by the Company, or other credit support provided, or liability of any kind whatsoever suffered (including, without limitation, all liabilities which the Company is required to accrue in accordance with generally accepted accounting principles), by the Company or any of its subsidiaries (other than Bell Fax (as defined below)) which is attributable to the business and operations of Bell Fax, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("Bell Fax"), unrelated to the principal business of the Company as described in the Business Plan (the "Principal Business"); provided, however, such amount shall be reduced by the total net cash proceeds realized from (i) the sale or other disposition of any assets of Bell Fax not used or useful in the Principal Business or (ii) the sale or other disposition of the capital stock or assets of ArbiNet Israel Ltd.

2.       Representations and Warranties of the Company.

         The Company hereby represents and warrants to each Investor that, except as set forth on the Schedule of Exceptions attached hereto as Exhibit B, specifically identifying the relevant subsection hereof (which exceptions shall be deemed to be representations and warranties as if made hereunder), the following are true and correct:

2.1 Organization Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify could reasonably be expected to have a material adverse effect on its business, operations, operating results, properties, prospects, assets, condition (financial or otherwise) or liabilities.

2.2 Capitalization; Stock Option Plan. The authorized capital of the Company consists, or will consist, contemporaneously with, or immediately following the Closing (after giving effect to the Series A-2 Restructuring (as such term is defined in Section 4.11 below)), of:

(i) Preferred Stock. Forty Million (40,000,000) shares of Preferred Stock, par value $.001 per share, of which (x) Ten Million (10,000,000) shares have been designated Series A Preferred Stock, of which Five Million One Hundred Twenty Four Thousand Nine Hundred Eighty Five (5,124,985) have been designated Series A-1 Preferred Stock, par value $.001 per share ("Series A-1 Junior Preferred Stock), and Five Million One Hundred Twenty Four Thousand Nine Hundred Eighty Five (5,124,985) shares of Series A-1 Preferred Stock are issued and outstanding, (y) Twelve Million (12,000,000) shares will have been designated Series B Preferred Stock, of which Eleven Million Nine Hundred Eighty Thousand Five Hundred Sixty One (11,980,561) shares of Series B Preferred Stock will be issued and outstanding and (z) Twelve Million (12,000,000) shares have been designated Series C Preferred Stock, of which Eleven Million Nine Hundred Eighty Thousand Five Hundred Sixty Two (11,980,562) shares of Series C Preferred Stock will be issued and outstanding. The rights, privileges and preferences of the Preferred Stock are as stated in the Restated Certificate.

(ii) Common Stock. Forty Million (40,000,000) shares of Common Stock, par value $.001 per share, Five Million Nine Hundred Two Thousand Nine Hundred Thirty Nine and Forty One-Hundreths (5,902,939.40) shares of which are issued and outstanding and (w) Five Million One Hundred Twenty Four Thousand Nine Hundred Eighty Five (5,124,985) shares of Common Stock are reserved for issuance upon conversion of issued and outstanding shares of

Series A-1 Junior Preferred Stock, (x) Eleven Million Nine Hundred Eighty Thousand Five Hundred Sixty Two (11,980,562) shares of Common Stock will be reserved for issuance upon conversion of issued and outstanding shares of Series C Preferred Stock, (y) Ten Million Four Hundred Twenty Six Thousand Nine Hundred Eighteen (10,426,918) shares of Common Stock will be reserved for issuance to key employees, officers, directors and consultants pursuant to the Company's 1997 Stock Incentive Plan, as amended (the "Stock Option Plan"), and (z) One Hundred Eighty Four Thousand Nine Hundred Twenty Three (184,923) shares of Common Stock will be reserved for issuance upon conversion of issued and outstanding warrants issued pursuant to the Series A-2 Restructuring Agreement. The rights, privileges and preferences of the Common Stock are as stated in the Restated Certificate.

(iii) An accurate list of (x) the Company's stockholders and their holdings and (y) those Persons (as defined below) holding options, warrants or other rights to purchase any class of the Company's capital stock (excluding conversion privileges of the Series A-1 Junior Preferred Stock and Series C Preferred Stock) and their holdings is set forth in Exhibit C to this Agreement. All of the issued and outstanding shares of the Company as of the Closing (including the Shares) are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with state and federal securities laws. Based upon the representations of the Investors in this Agreement and subject to the provisions of Section 2.5 below, the Shares (and the Common Stock issuable upon conversion thereof) have been issued or will be issued in compliance with all applicable federal and state securities laws.

(iv) Except for (A) conversion privileges of the Series A-1 Junior Preferred Stock and Series C Preferred Stock and (B) options to purchase an aggregate of Five Million Three Hundred Eighty Three Thousand Eight Hundred Sixty Eight and Thirty One One-Hundreths (5,383,868.31) shares of Common Stock granted to present or former employees, officers, directors or consultants of the Company pursuant to the Stock Option Plan and (C) warrants to purchase an aggregate of One Hundred Eighty Four Thousand Nine Hundred Twenty Three (184,923) shares of Common Stock issued pursuant to the A-2 Restructuring Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements, orally or in writing, for the purchase, redemption or acquisition from the Company of any shares of its capital stock. Except as otherwise contemplated herein, the Company is not a party or subject to any agreement or understanding, and, to the best of the Company's knowledge, there is no agreement or understanding between any individual partnership, limited liability company, joint venture, corporation, association trust or any other entity or organization (collectively, a "Person") that affects or relates to (i) the voting or giving of written consents with respect to any security of the Company (including, without limitation, any voting agreements, voting trust agreements, shareholder agreements or similar agreements) or the voting by a director of the Company or (ii) the sale, transfer or other disposition with respect to any security of the Company.

(b) The shares of Common Stock presently available for issuance under the Stock Option Plan are sufficient to cover all grants of stock options to eligible participants under the

Stock Option Plan which the Company reasonably anticipates it will be necessary or advisable to issue within the eighteen month period following the date of the Closing.

2.3 Subsidiaries. Section 2.3 of Exhibit B sets forth a true and complete list of all of the subsidiaries of the Company (collectively, the "Subsidiaries") the place of incorporation of each such subsidiary and its authorized capitalization, its shares of capital stock outstanding, and the record and beneficial owner of those shares. Except as set forth in Section
2.3 of Exhibit B, none of the Subsidiaries has conducted any business or entered into any contract, agreement or undertaking and have been inactive from the date of its formation. Except for the Subsidiaries, the Company does not, and prior to the Closing will not, own or control, directly or indirectly, any partnership interests, stock or other equity interests in any partnership, corporation, limited liability company or partnership or other entity. There are no outstanding (and neither the Company nor any Subsidiary has any plan to issue, grant or enter into any) options, warrants, rights (including conversion or preemptive rights), subscriptions or agreements for the purchase or acquisition from or by the Company or any Subsidiary of any shares of capital stock of any Subsidiary or other entity. There are no voting agreements, voting trust agreements, shareholder agreements or other similar agreements relating to the capital stock of any of the Subsidiaries.

2.4 Authorization. The Company has all requisite corporate power to execute and deliver this Agreement and to carry out and perform its obligations under this Agreement. All corporate action on the part of the Company, its officers, directors and stockholders (including, without limitation, holders of Preferred Stock (other than holders of Senior Preferred Stock)) necessary for the authorization, execution and delivery of this Agreement, the Restated Certificate, the Amended and Restated Investors' Rights Agreement in the form attached as Exhibit D (the "Rights Agreement"), the Amended and Restated Co-Sale and Right of First Refusal Agreement in the form attached as Exhibit E (the "Co-Sale Agreement"), the Amended and Restated Voting Agreement in the form attached as Exhibit F (the "Voting Agreement") and the Series A-2 Restructuring Agreement in the form attached as Exhibit G (the "Series A-2 Restructuring Agreement" and, together with the Restated Certificate, the Rights Agreement, the Co-Sale Agreement and the Voting Agreement, the "Related Documents"), the performance of all obligations of the Company hereunder and thereunder and the authorization, issuance and delivery of the Shares (and the Common Stock issuable upon conversion of the Shares) has been taken or will be taken prior to the Closing, and this Agreement, the Restated Certificate, the Rights Agreement, the Co-Sale Agreement, the Voting Agreement and the Series A-2 Restructuring Agreement constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (ii) to the extent the indemnification provisions contained in the Rights Agreement may be limited by applicable federal or state securities laws. The Shares, when issued in compliance with the provisions of this Agreement, will be validly issued and will be fully paid and nonassessable and will have the rights, preferences and privileges described in the Restated

Certificate. The shares of Common Stock issuable upon conversion of the Series C Preferred Stock have been duly and validly reserved and, when issued in compliance with the provisions of this Agreement and the Restated Certificate will be validly issued, fully paid and nonassessable. The Shares (and the Common Stock issuable upon conversion thereof) will be free of any liens, charges or encumbrances other than those created by or imposed upon the holders thereof through no action of the Company, and the Shares (and the Common Stock issuable upon conversion thereof) will be free of restrictions on transfer, other than the restrictions on transfer under this Agreement and the Related Documents under the applicable state and federal securities laws.

2.5 Consents. No consent, approval, license, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority or any party to a Contract (as defined in Section 2.11(a) below) or any other third party is required by the Company or any Subsidiary in connection with (x) the valid execution and delivery of this Agreement and the Related Documents, (y) the offer and sale of the Shares (and the Common Stock issuable upon conversion of the Series C Preferred Stock) or (z) the consummation of the transactions contemplated by this Agreement and the Related Documents, except (i) the filing of the Restated Certificate with the Secretary of State of the State of Delaware and
(ii) such filings as may be required under applicable state and federal securities laws, which filings will be timely filed within the applicable periods therefor.

2.6 Permits. The Company and each Subsidiary has all franchises, permits, licenses and any similar authority as necessary for the conduct of its business as now being conducted by it, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted, except for those franchises, permits, licenses or similar authority the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in material default under any of such franchises, permits, licenses or other similar authority. The execution, delivery and performance of and compliance with this Agreement and Related Documents and the issuance of the Shares and the Common Stock issuable upon conversion of the Series C Preferred Stock will not result in suspension, revocation, impairment, forfeiture or nonrenewal of any such franchise, permit, license or similar authority which could not be reasonably expected to result in a Material Adverse Effect (as defined below in Section 2.11).

2.7 Litigation. There is no action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened against the Company or any Subsidiary or any of their respective properties nor is the Company aware that there is any basis for the foregoing, including, without limitation, any action, suit, proceeding or investigation which questions the validity of this Agreement or any Related Document or any action to be taken in connection herewith or therewith. The foregoing includes, without limitation, actions pending or, to the Company's knowledge, threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company's or any Subsidiary's employees, their use in connection with the Company's or any Subsidiary's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Neither the Company nor any Subsidiary nor any of their respective properties is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company or any Subsidiary currently pending or which the Company or any such Subsidiary currently intends to initiate.

2.8 Proprietary Information and Inventions Agreement. Each current and prior employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information with provisions addressing confidentiality and corporate ownership of inventions in the form provided to counsel for the Investors. The Company is not aware that any parties are in violation thereof.

2.9      Intellectual Property .

(a)(i) Set forth in Section 2.9 of the Schedule of Exceptions is a true, correct and complete list of all patents, trademarks, service marks, trade names, brand names, registered copyrights, franchises, technology, and areas of know-how and processes, and any applications for any of the foregoing (collectively, the "Intellectual Property") of any kind in which the Company or any of the Subsidiaries has an interest or which is otherwise used in the business of the Company or any of the Subsidiaries. Section 2.12 of the Schedule of Exceptions also contains a true, correct and complete list of all licenses, agreements or potential conflicts that materially affect the rights of the Company and the Subsidiaries to any of the Intellectual Property or any trade secret material of the Company and the Subsidiaries (the "Intellectual Property Licenses").

(ii) The Company and the Subsidiaries are the sole and exclusive owners, free and clear of all Liens, and have all right, title and interest in all of the Intellectual Property. With respect to any Intellectual Property or trade secret material to the conduct of its business, the Company and each of the Subsidiaries owns or has the right to use such Intellectual Property or trade secret in its business. The Company and each of the Subsidiaries has the right to use all Intellectual Property necessary to conduct the business of such Company or Subsidiary as now being conducted and as proposed to be conducted by such Company or Subsidiary.

(iii) Each of the Intellectual Property Licenses is in full force and effect and constitutes a legal, valid, binding and enforceable obligation in accordance with its terms against the Company and each of the Subsidiaries party thereto, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforceability of creditors' rights in general or by general principles of equity and, to the best knowledge of the Company, each other Person party thereto. The Company and each of the Subsidiaries has performed all obligations imposed upon it under each of the Intellectual Property Licenses to which it is a party. Neither the Company or any of the Subsidiaries nor, to the best knowledge of the Company, any other party thereto is in default thereunder, nor, to the best knowledge of the Company, is there any event that with notice or lapse of time, or both, would constitute a default thereunder. Neither the Company nor any of its subsidiaries has received any notice that any other party to any of the Intellectual Property Licenses intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. No licenses, sublicenses, covenants or agreements have been granted or entered into by the Company or any of the Subsidiaries in respect of any of the Intellectual Property or any trade secret material of the Company or any of the Subsidiaries, except the Intellectual Property Licenses. To the best knowledge of the Company, no director, officer, stockholder, employee or other affiliate of the Company owns, directly or indirectly, in whole or in part, any of the Intellectual Property or any trade secret material to the Company or any of the Subsidiaries. To the best knowledge of the Company, none of the officers, employees, consultants, distributors, agents, representatives or advisors of the Company or any of the Subsidiaries have entered into any agreement relating to the Company's or such Subsidiary's business regarding the Intellectual Property, including know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any Person other than the Company and the Subsidiaries.

(iv) Neither the Company nor any of the Subsidiaries has disclosed other than in the ordinary course of business consistent with past practice any proprietary information relating to the Intellectual Property or the Intellectual Property Licenses to any Person other than the Investors and the Company's and the Subsidiary's employees, consultants, accountants, lawyers and other advisors. The Company and each of the Subsidiaries have at all times maintained reasonable procedures to protect and have enforced all of their respective trade secrets. The Company and each of the Subsidiaries has disclosed trade secrets to other Persons solely as required for the conduct of the Company's or such Subsidiary's business and solely under nondisclosure agreements that are enforceable by the Company or such subsidiary. Neither the Company nor any of the Subsidiaries is under any contractual or other obligation to disclose any proprietary information relating to the Intellectual Property, any trade secret material of the Company or any of the Subsidiaries or the Intellectual Property Licenses, nor, to the best knowledge of the Company, is any other party to the Intellectual Property Licenses under any such obligation to disclose proprietary information included in or relating to Intellectual Property, any trade secret material to the Company or any of the Subsidiaries or the Intellectual Property Licenses to any Person, and no event has taken place, including the execution and delivery of this Agreement and the transactions contemplated hereby or any related change in the business activities of the Company or any of the Subsidiaries, that would give rise to such obligation.

(v) The consummation of the transactions contemplated hereby will not alter or impair the rights of the Company or any of the Subsidiaries to any of the Intellectual Property, any trade secret material to the Company or any of the Subsidiaries, or under any of the Intellectual Property Licenses.

(b)(i) No claim with respect to the Intellectual Property, any trade secret material to the Company or any of the Subsidiaries, or any Intellectual Property License which would materially adversely affect the ability of the Company or any of the Subsidiaries to conduct its business as presently conducted and as proposed to be conducted or, to the best knowledge of the Company, has been asserted, or threatened by any Person. Nor does the Company know of any grounds for any claim against the Company or any of the Subsidiaries, (A) to the effect that any operation or activity of the Company or any of the Subsidiaries presently occurring or contemplated, including, inter alia, the manufacture, use or sale of any software, product, device, instrument, or other material made or used according to the patents or patent applications included in the Intellectual Property or Intellectual Property Licenses, infringes or misappropriates any United States or foreign copyright, patent, trademark, service mark or trade secret; (B) to the effect that any other Person infringes on the Intellectual Property or misappropriates any trade secret or know-how or other proprietary rights material to the Company or any of the Subsidiaries; (C) challenging the ownership, validity or effectiveness of any of the Intellectual Property or trade secret material to the Company or such Subsidiary; or (D) challenging the license of the Company or any of the Subsidiaries or other legally enforceable right under, any Intellectual Property or the Intellectual Property Licenses.

(ii) Neither the Company nor any of the Subsidiaries is aware of any presently existing United States or foreign patents or any patent applications which if issued as patents would be infringed by any activity of the Company or any Subsidiary.

(c)(i) The Intellectual Property listed in Section 2.9 of the Schedule of Exceptions hereto as part of the Intellectual Property, to the best knowledge of the Company, have been properly prepared and filed on behalf of the Company and each of the Subsidiaries named therein and are being diligently pursued by the Company and such Subsidiaries. The inventions and marks described in the Intellectual Property are assigned or licensed to the Company or a Subsidiary and no other entity or individual has any right or claim in any of the inventions, marks, Intellectual Property or any patents or registered trademarks to be issued therefrom. Neither the Company nor any Subsidiary is aware of any material defects in any of the Intellectual Property which would cause any of them to be held invalid or unenforceable. The Company and each of the Subsidiaries named in any of the Intellectual Property has filed or will file in the patent applications of the Intellectual Property to which it is a party all relevant and noncumulative prior art of which it is aware.

(ii) The Company has no knowledge of any objection or proceeding, pending or threatened, that would affect the validity of any patent or trademark issued pursuant thereto.

(iii) Except in connection with the prosecution of the patent and trademark applications listed in Section 2.9 of the Schedule of Exceptions, there are no pending judicial or governmental proceedings, including but not limited to interferences and oppositions, relating to any of the Intellectual Property or any other proprietary information to which the Company or any of the Subsidiaries is a party or by which any property (such term "property" specifically to include rights pursuant to licenses or options or other rights to acquire licenses) of the Company or any of the Subsidiaries is subject, and no such proceedings are threatened or contemplated by Governmental Authorities or other Persons.

(d) The Company will use its best, commercially reasonable, efforts to prosecute all pending patent and trademark applications listed in Section 2.9 of the Schedule of Exceptions to issuance.

2.10 Manufacturing and Marketing Rights. Neither the Company nor any of its Subsidiaries has granted rights to manufacture, produce, assemble, license, market or sell its products to any other Person and is not bound by any agreement that affects the Company's or any Subsidiary's exclusive right to develop, manufacture, assemble, distribute, license, market or sell its products.

2.11 Compliance with Other Instruments. Neither the Company nor any Subsidiary is in violation or default of any provisions of (i) its certificate of incorporation or by-laws (or comparable governing instruments) or (ii) any instrument, contract, undertaking, understanding, indenture or agreement to which it is a party or by which it is bound (each a "Contract") or, of any federal or state judgment, order, writ, decree, statute, rule or regulation applicable to the Company or any such Subsidiary (or any of their respective properties), except, with respect to the subject matter of this clause (ii) only, where any such violation or default could not reasonably be expected to result in (x) the Company's or any Subsidiary's loss of any right granted under any Contract or (y) a material adverse effect (financial or otherwise) on the business, operations, operating results, properties, prospects, assets, condition (financial or otherwise) or liabilities of the Company and the Subsidiaries taken as a whole (such an effect, a "Material Adverse Effect"). To the best of the Company's knowledge, all parties having contracts, agreements and commitments with the Company or any Subsidiary are in compliance therewith in all material respects. The execution, delivery and performance of this Agreement, the Related Documents and the consummation of the transactions contemplated hereby and thereby will not result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such Contract, judgment, order, writ, decree, statute, rule or regulation or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or any Subsidiary.

2.12     Agreements, Action.

(a)      Neither the Company nor any Subsidiary is a party to or bound by:

(i) any note, bond debenture or other evidence of indebtedness, or any Contract, judgment, order, writ, decree, commitment or understanding under which it has borrowed any money or issued any note, bond, debenture or other evidence of indebtedness, or any mortgage, pledge, security agreement, deed of trust, financing statement or other document granting any lien, encumbrance or security interest (including liens, encumbrances or security interests upon properties acquired under conditional sales, capital leases and other title retention or security devices), or any guaranty or endorsement (other than endorsements for collection in the ordinary course of business) of, or other contingent obligations in respect of, indebtedness for borrowed money or other liabilities or obligations of others, in any separate case in excess of $50,000 in principal amount or $250,000 in the aggregate;

(ii) any Contract, judgment, order, writ, decree, commitment, arrangement or understanding relating to any joint venture, partnership or sharing of profits or losses with any Person or entity or permitting any Person or entity to utilize any technology, know-how or proprietary information of the Company or any Subsidiary;

(iii) any Contract, instrument, judgment, order, writ, decree, commitment for the future purchase by the Company or any Subsidiary of any materials, equipment, services or supplies which (w) involves the payment of more than $50,000, (x) continues for a period of more than six months, (y) by its terms requires the Company or any Subsidiary to purchase the entire output or services of a supplier or (z) provides that any supplier will be the exclusive supplier of the Company or any Subsidiary;

(iv) any Contract, instrument, proposed transaction, judgment, order, writ or decree for the sale or other disposition by the Company or any Subsidiary of its assets or properties other than in the ordinary course of business, or for the merger, or consolidation of the Company or any Subsidiary with any other Person or entity;

(v) any Contract, instrument, judgment, order, writ or decree containing covenants purporting to limit the freedom of the Company or any Subsidiary to compete in any line of business or in any geographic area;

(vi) any Contract, instrument, judgment, order, writ or decree not elsewhere specifically disclosed pursuant to this Agreement involving the payment or receipt by the Company or any Subsidiary of more than $50,000 per year or $100,000 over the term thereof;

(vii) any Contract with a consultant which provides for payment during the term of the Contract of more than $50,000; or

(viii) any Contract with any employee of the Company which provides for payment of $100,000 or more per annum.

(b) True and complete copies of all Contracts identified in Section 2.12(a) of Exhibit B (collectively, the "Scheduled Contracts") have been made available to counsel for the Investors. Neither the Company nor any Subsidiary has received any written notification of any breach, or default under any of the Scheduled Contracts and, to the knowledge of the Company, no other party to any of the Scheduled Contracts has materially breached or defaulted thereunder, and, to the knowledge of the Company, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by any such other party. Neither the Company nor any Subsidiary is currently paying liquidated damages in lieu of performance under any Scheduled Contract.

(c) Neither the Company nor any Subsidiary has (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) other than as expressly set forth in the Financial Statements (as defined below in Section 2.20), incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $50,000 or in excess of $50,000 in the aggregate,
(iii) made any loans or advances to any Person or entity other than ordinary advances for travel expenses for employees in the ordinary course of business, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(d)      Neither the Company nor any Subsidiary has engaged in the past six
(6) months in any material discussion (i) with any representative of any corporation or corporations regarding the merger of the Company and/or such Subsidiary with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company and/or such Subsidiary or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company and/or such Subsidiary is disposed of, or (iii) regarding any other form of liquidation, dissolution or winding up of the Company and/or such Subsidiary.

2.13 Brokers or Finders. Neither the Company nor any Subsidiary has incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company and/or any such Subsidiary, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement and the Related Documents.

2.14 Disclosure. To its knowledge, the Company has fully provided the Investors or their representatives with all the information which the Investors have requested for deciding whether to purchase the Shares and all information which the Company believes is reasonably necessary to enable the Investors to make such a decision, including certain of the Company's projections describing its proposed business (collectively, the "Business Plan"). No representation or warranty of the Company contained in the exhibits to this Agreement or the Business Plan contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Business Plan and the financial projections contained in the Business Plan were prepared in good faith and based upon assumptions which the Company believes are reasonable; provided, however, that the Company does not represent or warrant that it will achieve such financial projections.

2.15 No Conflict of Interest. Except as described in the Financial Statements, neither the Company nor any Subsidiary is indebted, directly or indirectly, to any of its officers, directors or stockholders (including holders of Preferred Stock), or to their respective spouses, parents, children or siblings or any of their respective affiliates, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business. None of the Company's or any of its Subsidiaries' officers, directors or stockholders (including holders of Preferred Stock), or any members of their immediate families, are indebted to the Company and/or any Subsidiary or, to the best of the Company's knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company or any Subsidiary is affiliated or with which the Company or any Subsidiary has a business relationship, or any firm or corporation which competes with the Company or any Subsidiary, except that officers, directors and/or stockholders of the Company may own up to 1% of the outstanding stock in publicly traded companies which may compete with the Company or any Subsidiary. To the best of the Company's knowledge, no officer, director or stockholders (including holders of Preferred Stock) or any member of their immediate families is, directly or indirectly, interested in any Contract. Neither the Company nor any Subsidiary is a guarantor or indemnitor of any indebtedness of any other Person, firm or corporation.

2.16 Rights of Registration. Except as contemplated in the Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any Person or entity.

2.17 Private Placement. Subject to the truth and accuracy of each Investor's representations set forth in this Agreement, the offer, sale and issuance of the Shares as contemplated by this Agreement is and the issuance of shares of Common Stock upon conversion of the Series C Preferred Stock will be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

2.18 Corporate Documents; Board of Directors. A true and complete copy of the Bylaws of the Company are in the form of Exhibit I. As of the Closing, the Bylaws of the Company shall provide that the number of members of the Board of Directors of the Company is eight (8). As of the Closing, the Board of Directors of the Company shall be comprised of Roland Van der Meer, Doug Alexander, Alex Mashinsky, Robert Stavis, the chief executive officer of the Company, Paul Theunissen and Philip Summe and there shall be one (1) vacancy, which shall be filled by a designee selected in accordance with the Restated Certificate and the Voting Agreement. The current officers of the Company and each Subsidiary are as set forth in Section 2.18 of Exhibit B.

2.19 Title to Property and Assets. The Company and each Subsidiary owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such mortgages, encumbrances, loans and liens which arise in the ordinary course of business and do not materially impair the Company's or any such Subsidiary's ownership or use of such property or any assets. With respect to the property and assets it leases, the Company and each Subsidiary is in compliance in all material respects with such leases and, to the best of the Company's knowledge, holds a valid leasehold interest free of any material liens, claims, loans or encumbrances.

2.20 Financial Statements. The Company has delivered to the Investors its audited consolidated financial statements (including balance sheet and profit and loss statement and statement of cash flows) for the fiscal year ended December 31, 1998, as well as its unaudited, consolidated and consolidating financial statements (including balance sheet and profit and loss statement) for the ten months ended October 31, 1999 (collectively referred to as the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments which are not expected in the aggregate to be material. Except as set forth in the Financial Statements, neither the Company nor any Subsidiary has any liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to October 31, 1999 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate are not material to the financial condition or operating results of the Company and its Subsidiaries taken as a whole. The Company and each Subsidiary maintains a system of internal accounting controls that will enable it to prepare financial statements in accordance with generally accepted accounting principles.

2.21     Changes. Since October 31, 1999, there has not been:

(a) any change in the business, assets, properties, liabilities, condition (financial or otherwise) or operating results of the Company or any of its Subsidiaries from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, individually or in the aggregate, materially adverse;

(b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business (as such business is presently conducted and as it is proposed to be conducted), assets, properties, liabilities, prospects, or condition (financial or otherwise) or operating results of the Company or any of the Subsidiaries;

(c) any waiver (or partial waiver) or compromise by the Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or any of the Subsidiaries, except in the ordinary course of business and that is not material to the business (as such business is presently conducted and as it is proposed to be conducted), properties, prospects, or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole;

(e)      any material change to a Contract;

(f) any change in any compensation arrangement or agreement with any employee, officer, director, stockholder, consultant or finder;

(g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets of the Company or any of the Subsidiaries;

(h) any sale, assignment or transfer of any tangible assets of the Company or any of the Subsidiaries, except for the sale of inventory in the ordinary course of business;

(i) any resignation or termination of employment of any officer or key employee of the Company or any of the Subsidiaries, and the Company, to the best of its knowledge, does not know of any impending resignation or termination of employment of any such officers or employees;

(j) receipt of notice that there has been a loss of, or order cancellation by, any major customer of the Company or any of the Subsidiaries or cancellation or discontinuance by any major supplier or service provider of the Company or any of the Subsidiaries;

(k) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or any of the Subsidiaries with respect to any of its properties or assets, except liens for taxes not yet due or payable;

(l) any payment, loan, advance or guaranty made by the Company or any of the Subsidiaries to, or any sale, transfer or lease of any properties or assets by the Company or any of the Subsidiaries or any other agreement or arrangement entered into by the Company or any of the Subsidiaries with or for the benefit of, its employees, officers, directors or stockholders (including holders of Preferred Stock), or any members of their immediate families, other than travel advances to employees or directors made in the ordinary course of its business consistent with past practice;

(m) any declaration, setting aside or payment or other distribution in respect to any of the capital stock of the Company or any of the Subsidiaries, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company or any of the Subsidiaries;

(n) any labor trouble at the Company or any of the Subsidiaries which could reasonably be expected to have a Material Adverse Effect;

(o) any change in the line of business of the Company or any of the Subsidiaries;

(p) any dissolution, winding-up, liquidation or discontinuance of a line of business involving the Company or any of the Subsidiaries;

(q) any other event or condition of any character which has had or could reasonably be expected to have a Material Adverse Effect; or

(r) any arrangement or commitment by the Company or any of the Subsidiaries to do any of the above items described in this Section 2.21.

2.22     Employment Benefit Plans .

(a) Except as listed in Section 2.22 of Exhibit B, neither the Company nor any entity that would be deemed a "single employer" with the Company under Section 414(b), (c), (m), or (o) of the Internal Revenue Code of 1986, as amended (the "Code") or Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (an "ERISA Affiliate") maintains, sponsors, contributes to, or has or has had an obligation to, or otherwise participated in or participates in or in any way, directly or indirectly, has or has had any liability with respect to any "employee benefit plan," as defined in Section 3(3) of ERISA, or any other bonus, profit sharing, pension, deferred compensation, incentive, stock option, fringe benefit, health, welfare, change in control, or other plan, agreement, policy, trust fund, or arrangement, whether written or unwritten, insured or self-insured (each a "Plan" and, collectively, the "Plans"). None of the Company, any ERISA Affiliate, or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan subject to Section 412 of the Code,
Section 302 of ERISA or Title IV of ERISA, including, without limitation any, "multiemployer plan" (within the meaning of Sections (3)(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA). No event, condition, or circumstance exists that would prevent the amendment or termination of any Plan.

(b)      With respect to each of the Plans in Section 2.22 of Exhibit B:

      (i) each Plan complies in all material respects and has been maintained and administered at all times in accordance with its terms and all applicable laws, rules and regulations, including, without limitation, ERISA and the Code and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code and nothing has occurred or is expected to occur through the date of the

      Closing that caused or could cause the loss of such exemption or the imposition of any penalty or tax liability;

      (ii) no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted, or anticipated against the Plans (other than non-material routine claims for benefits, and appeals of such claims), any trustee or fiduciaries thereof, the Company, any ERISA Affiliate, any director, officer, or employee thereof, or any of the assets of any trust of the Plans;

      (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is expected to occur with respect to the Plan (and the consummation of the transactions contemplated by this Agreement will not constitute or directly or indirectly result in a "prohibited transaction");

      (iv) with respect to each Plan that is funded mostly or partially through an insurance policy, neither the Company nor any ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the Closing.

(c) The consummation of the transactions contemplated by this Agreement will not give rise to any liability, including, without limitation, liability for severance pay, unemployment compensation, termination pay, or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director, shareholder, or beneficiary of the Company (whether current, former, or retired) or their beneficiaries solely by reason of such transactions. No amounts payable under any Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code. Neither the Company nor any ERISA Affiliate maintains, contributes to, or in any way provides for any benefits of any kind whatsoever (other than under Section 4980B of the Code, the Federal Social Security Act, or a plan qualified under
Section 401(a) of the Code) to any current or future retiree or terminee. Neither the Company nor any ERISA Affiliate has any unfunded liabilities pursuant to any Plan that is not intended to be qualified under Section 401(a) of the Code.

2.23 Tax Returns and Payments. The Company and the Subsidiaries have filed or caused to be filed all required Tax Returns (as defined below) with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed by the Company or any of the Subsidiaries and all Taxes (as defined below) shown on such Tax Returns payable by such entity have been properly accrued or paid to the extent such Taxes have become due or are being contested in good faith, and for which reserves therefor have been established by the Company in accordance with generally accepted accounting principles. Neither the Company, nor any Subsidiary has executed any waiver or extensions of any statute of limitations on the assessment or collection of any Tax or with respect to any liability arising therefrom. None of the federal, state or local income Tax Returns for the Company or any of the Subsidiaries have been audited by any taxing authority, including the United States Internal Revenue Service. For purposes of this Section 2.23, "Taxes" means any federal, state, or local taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions; and "Tax Return" means any federal, state, or local tax return, report, statement and other similar filings required to be filed by the Company or any of the Subsidiaries with respect to Taxes.

2.24 Insurance. The Company and the Subsidiaries have in full force and effect fire, casualty and liability insurance policies issued by insurers of recognized responsibility, with extended coverage, sufficient in amount to allow any of them, as applicable, to replace any of its properties that might be damaged or destroyed. Neither the Company nor any of the Subsidiaries have been refused any insurance coverage sought or applied for, and the Company has no reason to believe that the Company or any Subsidiary will be unable to renew its existing insurance coverage.

2.25     Labor Agreements and Actions. Neither the Company nor any
Subsidiary is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement (including, without limitation, collective bargaining agreements) with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company or any of the Subsidiaries. There is no strike or other labor dispute involving the Company or any of the Subsidiaries pending, or to the knowledge of the Company, threatened, which could reasonably be expected to have a Material Adverse Effect. The Company and the Subsidiaries have complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment. Neither the Company nor any of the Subsidiaries has engaged in any unfair labor practice which could reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of the Subsidiaries has any agreements or arrangements with persons titled as independent contractors or consultants, as a result of which, by virtue of the control exercised by the Company or the Subsidiaries, the type of work performed by the persons or any other circumstances, said persons could reasonably be deemed to be employees of the Company or the Subsidiaries. Neither the Company nor any Subsidiary is aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company or any such Subsidiary, nor does the Company or any such Subsidiary have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of the Company and the Subsidiaries is terminable at the will of the Company or the Subsidiaries to the extent permitted by law.

2.26 Environmental and Safety Laws. The business, assets and properties of the Company and the Subsidiaries are and have been operated and maintained in compliance with all applicable federal, state, city, county and local environmental protection and occupational health and safety laws and regulations (collectively, the "Environmental and Safety Laws"), except where the failure to so comply could not reasonably be expected to have a Material Adverse

Effect. No event has occurred which, with or without the passage of time or the giving of notice, or both, would constitute non-compliance by the Company or the Subsidiaries with, or a violation by any of the Company or the Subsidiaries of, the Environmental and Safety Laws, except for violations which could not reasonably be expected to have a Material Adverse Effect. None of the Company nor any of the Subsidiaries nor any of their respective predecessor companies has caused or permitted to exist, as a result of an intentional or unintentional act or omission by the Company, any such Subsidiary, any of their respective predecessor companies or, to the best knowledge of the Company, by any contractor or supplier of any of their raw materials, a disposal, discharge or release of solid wastes, pollutants or hazardous substances, on or from any site which currently is or formerly was owned, leased, occupied or used by any of the Company, the Subsidiaries or any predecessor company, or, to the best knowledge of the Company, any contractor or supplier of any of their raw materials, except where such disposal, discharge or release was in compliance with the Environmental and Safety Laws. Section 2.26 of Exhibit B hereto contains a complete and correct list of the name and location of each site (i) which is listed, or proposed for listing on a registry or inventory of inactive hazardous waste sites maintained by any governmental authority and which currently is or formerly was owned, leased, occupied or used by any of the Company, the Subsidiaries or any predecessor company or (ii) with respect to which any of the Company, the Subsidiaries or any predecessor company has received notice that such company is considered to be a potentially responsible Person for cleanup or other liability in respect of Environmental and Safety Laws.

2.27 Year 2000 Compliance. The computer software of the Company and the Subsidiaries, including, without limitation, any software incorporated or imbedded in any product or specification used or offered by the Company or any Subsidiary or proposed for use or sale by the Company or any Subsidiary, and including, to the Company's knowledge, software the Company or any Subsidiary licenses from third parties, is "Millennium Compliant". As used in this Agreement, "Millennium Compliant" means the ability of the software to provide the following functions: (a) consistently handle date information before, during and after January 1, 2000, including, but not limited to, accepting date input, providing date output, and performing calculations on dates or portions of dates; (b) function accurately in accordance with its specifications and without interruption before, during and after January 1, 2000, without any change in operations associated with the advent of the new century (defined for purposes of this paragraph as commencing at 12:00 A.M., January 1, 2000); (c) respond to two-digit date input in a way that resolves any ambiguity as to century in a disclosed, defined and predetermined manner; and (d) store and provide output of date information in ways that are unambiguous as to century.

2.28 Minute Books. The copy of the minute books of the Company and its Subsidiaries provided to the counsel for the Investors contains minutes of all material meetings of directors (including committees thereof) and stockholders and all material actions by written consent without a meeting by the directors and stockholders since the date of incorporation and reflects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes accurately in all material respects.

2.29     Small Business Concern .

(a) The Company, together with its "affiliates" (as that term is defined in Title 13 of the United States Code of Federal Regulations) is a "Small Business" within the meaning of the Small Business Investment Act of 1958, as amended (the "Small Business Investment Act"), and the regulations promulgated thereunder (including Part 107 and 121 of Title 13 of the United States Code of Federal Regulations). The information provided by the Company on SBA Forms 480, 652 and 1031 delivered in connection herewith is true and correct.

(b) The proceeds from the sale of the Series B Preferred Stock and Series C Preferred Stock to any Investor that is a small business investment company (an "SBIC") will be used by the Company to fund working capital and for general corporate purposes. No portion of such proceeds (i) will be used to purchase stock in, provide capital to or repay any indebtedness incurred for the purpose of investing in a company licensed under the Small Business Investment Act, (ii) will be used to acquire realty or to discharge an obligation relating to the prior acquisition of realty, (iii) will be used outside the United States (except to acquire abroad materials and equipment or property rights for use or sale in the United States), or (iv) will be used for any purpose contrary to the public interest (including but not limited to activities which are in violation of law) or inconsistent with free competitive enterprise, in each case, within the meaning of ss. 107.720 of Title 13 of the United States Code of Federal Regulations.

(c) The Company's primary business activity does not involve, directly or indirectly, providing funds to others, the purchase or discounting of debt obligations, factoring or long-term leasing of equipment with no provision for maintenance or repair, and the Company is not classified under Major Group 65 (Real Estate) or Industry No. 1531 (Operative Builders) of the SIC Manual. Not more than 49% of the Company's employees or tangible assets are located outside of the United States.

(d) The Company confirms that it has been advised that each of the SBIC Investors is a Federal licensee under the Small Business Investment Act.

2.30 Section 897 of the Internal Revenue. The Company is not a U.S. Real Property Holding Company as defined in Section 897 of the Internal Revenue Code of 1986, as amended (the "Code").

2.31 Use of Proceeds. The Company will use the proceeds from the sale of the Shares to the SBIC Investors as set forth in Section 2.29(b). The Company may also use such proceeds for research and development. The Company will use the proceeds from the sale of Shares to the Other Investors for general, corporate and working capital purposes. None of the proceeds from the sale of the Shares will be used, directly or indirectly, by the Company for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry, any "margin security" or "margin stock" within the meaning of Regulation U (12 CFR Part 221), of the Board of Governors of the Federal Reserve

System or for any other purpose which might make the transactions contemplated in this Agreement a "purpose credit" within the meaning of said Regulation U, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any rules or regulations promulgated under any of such statutes. Neither the Company nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying "margin security" or "margin stock" within the meaning of Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System.

2.32 Absence of Certain Commercial Practices. Neither the Company nor any of the Subsidiaries nor, to the knowledge of the Company, any officer, director, employee or agent of the Company or any of the Subsidiaries (or any Person acting on behalf of any of the foregoing), has (i) given or agreed to give any gift or similar benefit of more than nominal value on behalf of the Company or any Subsidiary to any official of any governmental authority (domestic or foreign), to induce the recipient or his employer to do business, grant favorable treatment or compromise or forego any claim, (ii) made any payment which is illegal under prevailing law (regardless of the jurisdiction in which such payment was made) to promote or retain sales or to help procure or maintain good relations with suppliers, (iii) engaged in any activity which constitutes a violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder,
(iv) engaged in any practice violating any United States federal law prohibiting compliance with an unsanctioned foreign boycott or (v) failed to perform its obligations in any respect under any contract with, or violated in any material respect any federal law known to the Company or any of the Subsidiaries in its dealings with, the federal government or any agency or department thereof, including, but not limited to, any law with respect to conspiracy to defraud, false claims, conspiracy to defraud the United States, embezzlement or theft of public money, fraud and false statements, false demands against the United States, mail fraud, wire fraud, RICO, and truth in negotiations, which failure or violation would result in a Material Adverse Effect. No such gift or benefit is required in connection with the operations of the Company or any of the Subsidiaries or their businesses to avoid any fine, penalty, cost, expense or change in the business, assets, properties, prospects, operations or financial condition of the Company or any of the Subsidiaries which could reasonably be expected to result in a Material Adverse Effect.

3.       Representations and Warranties of the Investor.

         Each Investor, severally and not jointly, hereby represents and warrants to the Company as follows:

3.1 Authorization. This Agreement and the Related Documents, when executed and delivered by such Investor, will each constitute a valid and legally binding obligation of such Investor, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (ii) to the extent the indemnification provisions contained in the Rights Agreement may be limited by applicable federal or state securities laws.

3.2 Purchase Entirely for Own Account. This Agreement is made with the Investor in reliance upon the Investor's representation to the Company, which by the Investor's execution of this Agreement the Investor hereby confirms, that the Shares (and Common Stock issuable upon conversion thereof) to be acquired by the Investor will be acquired for investment for the Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of federal securities laws. The Investor represents that it has the requisite power and authority to enter into, execute, deliver and perform this Agreement.

3.3      Investment Experience. The Investor understands that the Shares
(and the Common Stock issuable upon conversion of the Series C Preferred Stock) have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor's representations as expressed herein. The Investor has not been formed for the specific purpose of acquiring the Shares (or the Common Stock issuable upon conversion of the Series C Preferred Stock).

3.4      Restricted Securities. The Investor understands that the Shares
(and the Common Stock issuable upon conversion of the Series C Preferred Stock) are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Shares (and the Common Stock issuable upon conversion of the Series C Preferred Stock) may be resold without registration under the Securities Act only in certain limited circumstances. The Investor acknowledges that the Shares (and the Common Stock issuable upon conversion of the Series C Preferred Stock) must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. The Investor is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f)) and the number of shares being sold during any three-month period not exceeding specified limitations.

3.5 No Public Market. The Investor understands that no public market now exists for any of the securities issued by the Company, that the Company has made no assurances that a public market will ever exist for the Shares or the Common Stock issuable upon conversion of the Series C Preferred Stock and that, even if such a public market exists at some future time, the Company may not then be satisfying the current public information requirements of Rule 144.

3.6 Legends. The Investor understands that the Shares (and the Common Stock issuable upon conversion of the Series C Preferred Stock), and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends:

(a) "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL
SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

(b)      Any legend required by the laws of the State of New York.

(c) Any legend required by the Blue Sky laws of any other state to the extent such laws are applicable to the shares represented by the certificate so legended.

         The requirement that the foregoing legend(s) be placed upon certificates evidencing any such securities shall cease and terminate upon the earliest of the following events: (i) when such securities are transferred in a public offering under the Securities Act, (ii) when such securities are transferred pursuant to Rule 144 under the Securities Act or
(iii) when such shares are transferred in any other transaction if the seller delivers to the Company an opinion of its counsel, which counsel and opinion shall be reasonably satisfactory to the Company (it being agreed that Paul, Hastings, Janofsky & Walker LLP, Proskauer Rose LLP, Bingham Dana LLP or O'Sullivan Graev & Karabell, LLP shall be satisfactory), or a "no-action" letter from the staff of the SEC, in either case, to the effect that such legend is no longer necessary in order to protect the Company against a violation by it of the Securities Act upon any sale or other disposition of such shares without registration thereunder. Upon the occurrence of any event permitting the removal of a legend hereunder, the Company, upon the surrender of certificates containing such legend, shall, at its own expense, deliver to the holder of any such shares as to which the requirement for such legend shall have terminated, one or more new certificates evidencing such shares not bearing such legend.

3.7 Accredited Investor. The Investor is an accredited investor as defined in Rule 501 (a) of Regulation D promulgated under the Act.

3.8 Brokers or Finders. Except as disclosed in the Schedule of Exceptions, the Company will not incur, directly or indirectly, as a result of any action taken by the Investor, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

4.       Conditions to Investors' Obligations at Closing.

         The obligations of each of the Investors under this Agreement are subject to the fulfillment, or the waiver by each of the Investors, of the conditions set forth in this Section 4 on or before the Closing.

4.1 Accuracy of Representations and Warranties. Each representation and warranty of the Company contained in this Agreement shall be true in all material respects on and as of the date of the Closing with the same effect as though such representation and warranty had been made on and as of that date. Immediately prior to the Closing, the Company shall provide each of the Investors with a new Disclosure Schedule, updated for such Closing, provided that, the obligation set forth in the preceding sentence with respect to the accuracy of the representations and warranties of the Company as of the Closing shall be based solely on Exhibit B, Schedule of Exceptions, provided to the Investors at or prior to the execution of this Agreement.

4.2 Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.3 Compliance Certificate. The President of the Company shall deliver to the Investors at the Closing a certificate certifying that the conditions specified in Sections 4. 1 and 4.2 have been fulfilled.

4.4 Qualifications and Consents. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body and all consents and approvals of any third party that are required in connection with the lawful consummation of the transactions provided for herein and in the Related Documents (including, without limitation, the lawful issuance and sale of the Shares pursuant to this Agreement) shall be obtained and effective as of the Closing without the imposition of any obligations, liabilities or conditions adverse to the Company, the Subsidiaries or any Investor. Without limiting the generality of the foregoing, each of the Company's existing stockholders shall have waived any preemptive right or right of first offer (or any comparable right) any such stockholder may have to purchase any of the Shares (or the shares of Common Stock issuable upon conversion of the Series C Preferred Stock).

4.5 Proceedings and Documents. On or prior to the date of the Closing, the Restated Certificate shall have been filed with the Secretary of State of the State of Delaware. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and the Related Documents at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investors' counsel, and the Investors' counsel shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

4.6      Opinion of Company Counsel. The Investors shall have received from
(i) Paul, Hastings, Janofsky & Walker LLP, counsel for the Company, an opinion, dated as of the Closing, in the form of Exhibit H and (ii) Pennie & Edmonds LLP, special counsel for the Company, an opinion, dated as of the Closing, in the form of Exhibit I.

4.7 Board of Directors. The Company's Bylaws shall reflect that the size of the Board of Directors of the Company shall be set at eight (8). As of the Closing, the Board of Directors of the Company shall be comprised of Roland Van der Meer, Doug Alexander, Alex Mashinsky, Robert Stavis, the chief executive officer of the Company, Paul Theunissen and Philip Summe, and there shall be one (1) vacancy, which shall be filled by a designee selected in accordance with the Restated Certificate and the Voting Agreement.

4.8 Rights Agreement. The Company and each holder of Series A-1 Junior Preferred Stock shall have executed and delivered the Rights Agreement.

4.9 Co-Sale Agreement. The Company, Alex Mashinsky and each holder of Series A-1 Junior Preferred Stock shall have executed and delivered the Co-Sale Agreement.

4.10 Voting Agreement. The Company, Alex Mashinsky and each holder of Series A-1 Junior Preferred Stock shall have executed and delivered the Voting Agreement.

4.11 Series A-2 Restructuring. Prior to or concurrently with the Closing, the Company shall have consummated the following (i) all existing shares of the Company's Series A-2 Preferred Stock, par value $.001 per share (the "Series A-2 Preferred Stock"), shall have been repurchased by the Company and (ii) all warrants to purchase shares of Common Stock which were issued in connection with the original issuance of the Series A-2 Preferred Stock, shall have been canceled and of no further force or effect, in each case, as more particularly set forth in the Series A-2 Restructuring Agreement (the "Series A-2 Restructuring"). The terms and conditions of the Series A-2 Restructuring Agreement and the transactions contemplated thereby shall be satisfactory to each Investor and counsel to the Investors.

4.12 Officer's Certificate. The Company's Chairman shall have delivered to each Investor a certificate dated as of the Closing and signed by the Chairman certifying, among other things, copies of the Board of Directors and stockholder resolutions approving the transactions contemplated by this Agreement and the Related Documents and true and correct copies of the Restated Certificate and the Bylaws.

4.13 Blue Sky Approvals. The Company shall have received all requisite approvals, if any, of the securities authorities of each jurisdiction in which such approval is required, and such approvals shall be in full force and effect on and as of the date of the Closing.

4.14 SBA Documentation. The Company shall have completed, executed (where applicable) and delivered to the SBIC Investors, SBA Form 480, SBA Form 652 and SBA Form 1031.

4.15 No Material Adverse Change. There shall not have occurred any material adverse change in the business, assets, properties, prospects, liabilities or condition (financial or otherwise) of the Company or the Subsidiaries taken as a whole.

4.16 No Litigation. There shall not be any action, suit, proceeding or investigation of or before any governmental authority pending or threatened
(i) with respect to this Agreement, the Related Documents or any of the transactions contemplated hereby or thereby or (ii) which could reasonably be expected to result in a Material Adverse Effect.

4.17 Satisfactory Completion of Due Diligence; Etc. The Investors and their respective representatives (including, without limitation, attorneys, agents and accountants) shall have completed their legal due diligence review and accounting review of the business and affairs, assets and liabilities and condition (financial and otherwise) of the Company and the Subsidiaries.

4.18 Payment of Expenses. The Company shall have paid all fees and expenses in accordance with Section 7.7 hereof.

4.19 Foundation Limited Partner Certificate. The Company shall have executed and delivered the Foundation Limited Partner Certificate in the form of Exhibit K.

4.20 Management Rights Agreement. The Company shall have executed and delivered the Management Rights Letter in the form of Exhibit L.

4.21 Regulatory Compliance Side Letter. The Company shall have executed and delivered the Regulatory Compliance Side Letter in the form of Exhibit M.

4.22 Stock Certificates, etc. At the Closing, the Company shall have tendered to each Investor a certificate representing shares of Senior Preferred Stock in accordance with Schedule I hereof, all in form and substance satisfactory to such Investor and sufficient to transfer to and vest in such Investor good and valid title to the Shares, free and clear of any lien, charge or encumbrance.

         If at the Closing the Company fails to tender to the Investors the documents specified herein which are required to be delivered to the Investors at the Closing or if at the Closing any of the conditions specified in this Section 4 shall not have been fulfilled to each Investor's satisfaction, or waived by each Investor, such Investor shall, at its election, be relieved of all further obligations under this Agreement.

5.       Conditions of the Company's Obligations at Closing.

         The obligations of the Company under Section 1 of this Agreement are subject to the fulfillment, or waiver by the Company, of each of the following conditions on or before the Closing.

5.1 Representations and Warranties True at Closing. The representations and warranties of the Investors contained in Section 3 hereof shall be true in all material respects on and as of the date of the Closing with the same effect as though said representations and warranties had been made on and as of that date.

5.2 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the date of the Closing.

5.3 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Investors on or prior to the date of the Closing shall have been performed or complied with.

5.4      Rights Agreement. Each Investor and each holder of Series A-1
Junior Preferred Stock shall have executed and delivered the Rights Agreement.

5.5 Co-Sale Agreement. Each Investor and each holder of Series A-1 Junior Preferred Stock shall have executed and delivered the Co-Sale Agreement.

5.6      Voting Agreement. Each Investor and each holder of Series A-1
Junior Preferred Stock shall have executed and delivered the Voting Agreement.

5.7 Restated Amendment. The Restated Certificate shall have been filed with the Secretary of State of the State of Delaware.

5.8 Series A-2 Restructuring Agreement. The transactions contemplated by the Series A-2 Restructuring Agreement shall have been consummated in accordance with the terms thereof.

6.       Affirmative Covenants of the Company.

         The Company hereby covenants and agrees with the Investors (except that Section 6.8 shall be for the benefit of the SBIC Investors only) as follows:

6.1 Observer Rights. The Company shall give to BBV notice of each meeting of the Board of Directors of the Company and its subsidiaries and of each committee thereof at the same time and in the same manner as notice is given to the directors of the Company or any such subsidiary. If no designee of BBV shall then be serving on the Board of Directors of the Company, one
(1) designee of BBV shall be entitled to attend in person or by telephone, as an observer, all meetings of the Board of Directors of the Company and each of its subsidiaries and of each committee thereof. The Company shall provide to BBV in connection with each meeting its respective observer designee is entitled to attend, whether or not present at such meeting, copies of all notices, minutes, consents, and all other materials or information that it provides to the directors of the applicable company with respect to such meeting, at the same time such materials and information are given to the directors of such company (except that materials and information provided to directors of the Company or any such subsidiary at meetings at which a designee of BBV is not present (in person or by telephone) may be provided to BBV promptly after the meeting). If the Board of Directors of any of the Company or any of its subsidiaries or any committee thereof proposes to take any action by written consent in lieu of a meeting, the Company shall give written notice thereof to BBV prior to the effective date of such consent describing in reasonable detail the nature and substance of such action. Notwithstanding anything herein to contrary, if pursuant to applicable law or regulations (or prevailing interpretation thereof), either the JPM Investors or Chase is prohibited (or reasonably believes it is prohibited) from designating a director to the Board of Directors of the Company and do not designate such a director, then the JPM Investors and/or Chase, as the case may be, shall be entitled to one (1) observer to the same extent as BBV.

6.2 Information. The Investors and their assignees shall be entitled to receive, and the Company agrees to provide to such Investors and their assignees, the following:

(a)      Financial and Related Data.

      (i)   As soon as available, but in any event not later than forty-five
      (45) days after the end of each month, the unaudited consolidated balance sheet as at the end of such month of the Company and its subsidiaries and the related unaudited consolidated statements of operations, stockholders' equity and cash flows for such month and for the elapsed period in such fiscal year, all in reasonable detail and stating in comparative form the figures as of the end of and for the comparable period of the preceding fiscal year and budgeted figures for the period. All such financial statements shall be complete and correct in all material respects, and shall be accompanied by a certificate of the President or chief financial officer of the Company to such effect.

      (ii) As soon as available, but in any event not later than 45 days after the end of each fiscal quarter, the unaudited consolidated balance sheet of the Company and its subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of operations, stockholders' equity and cash flows of the Company and its subsidiaries for such fiscal quarter, all in reasonable detail and stating in comparative form the figures as at the end of and for such quarter in the previous fiscal year and budgeted figures for the period. All such financial statements shall be complete and correct in all material respects and prepared in reasonable detail and in accordance with generally accepted accounting principles applied, except as stated therein, on a consistent basis throughout the periods reflected therein (except that such financial statements may omit footnotes and may be subject to normal year end adjustments which are not, in the aggregate, material), and shall be accompanied by a certificate of the President or chief financial officer of the Company to such effect.

      (iii) As soon as available, but in any event within 90 days after the end of each fiscal year of the Company, the audited consolidated and unaudited consolidating balance sheet of the Company and its subsidiaries as at the end of such fiscal year and the related audited consolidated statements and unaudited consolidating statements of operations, stockholders' equity and cash flows of the Company and its subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the figures as at the end of and for the previous fiscal year and budgeted figures for the fiscal year accompanied by an opinion of an accounting firm of nationally recognized standing selected by the Company with respect to the consolidated statements, which opinion shall state that such accounting firm's audit was conducted in accordance with generally accepted auditing standards and, accordingly, included such tests of accounting records and such other auditing procedures as were considered necessary under the circumstances and which opinion shall not be subject to any qualification resulting from a limit on the scope of the examination of the financial statements or the underlying data or which could be eliminated by changes in the financial statements or the notes thereto or by the creation of or increase in a reserve or a decreased carrying value of assets, as such standards may change from time to time. All such financial statements shall be complete and correct in all material respects and prepared in reasonable detail and in accordance with generally accepted accounting principles applied, except as stated therein, on a consistent basis throughout the periods reflected therein.

      (iv) As soon as available, but in any event not later than 45 days prior to the end of each fiscal year of the Company, the financial plan of the Company for the next succeeding fiscal year to be submitted to the Board of Directors of the Company for approval, including but not limited to, at minimum, assumptions with respect to (a) revenues, (b) customers and contracts, (c) operating costs and (d) capital expenditures and cash flow and balance sheet projections and operating budget, calculated monthly, comparisons to comparable periods in the prior year and any updates or revisions as soon as available.

      (v) Promptly after receipt, copies of all management letters from accountants and all certificates prepared by or for the Company or its subsidiaries as to compliance, defaults, material adverse changes, material litigation or similar matters.

(b) Access. The Company shall permit, and shall cause its subsidiaries to permit, representatives designated by each of the JPM Investors, Chase and BBV, upon reasonable prior notice to the Company, to visit and inspect each of the Company's or its subsidiaries' properties, to examine their respective corporate and financial records (and make copies thereof or extracts therefrom), to discuss their respective affairs, finances and accounts with the Company's or its subsidiaries' directors and officers, and, through the President or chief financial officer of the Company or any of its subsidiaries, as the case may be, such company's key employees and accountants, all at such reasonable times as may be requested by any such Investor during normal business hours of the Company or any such subsidiary; provided, however, that such access shall not materially disrupt the operation of the business of the Company or any such subsidiary.

6.3 Exemption from Investment Company Act; FIRPTA. The Company shall conduct its business so that neither the Company nor any of its subsidiaries shall become (i) an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or (ii) a United States real property holding corporation (as defined in Section 897(c)(2) of the Code).

6.4 Accounting and Reserves. The Company shall, and the Company shall cause each of its subsidiaries to, maintain a standard and uniform system of accounting and shall keep proper books and records and accounts in which full, true and correct entries shall be made of its transactions, all in accordance with generally accepted accounting principles applied on a consistent basis through all periods, and shall set aside on such books for each fiscal year all such proper reserves for depreciation, obsolescence, amortization, bad debts and other purposes in connection with its operations as are required by such principles so applied.

6.5 Payment of Taxes and Claims. The Company shall, and the Company shall cause each of its subsidiaries to, pay and discharge promptly all lawful taxes, assessments and governmental charges or levies imposed upon it or any such subsidiary, as the case may be, or upon their respective income or profits or upon any of their respective properties, real, personal or mixed, before the same shall become delinquent, as well as all lawful claims for labor, materials and supplies which, if unpaid, would by law become a lien or charge upon their respective properties; provided that if both of the following conditions are met in any instance, the Company shall not be obligated, and the Company shall not be obligated to cause any of its subsidiaries, to pay or discharge, or to cause to be paid or discharged, such tax, assessment, charge, levy or claim: (i) if and for so long as the Company or such subsidiary, as the case may be, is contesting in good faith by appropriate proceedings the amount, applicability or validity thereof, and
(ii) if the Company or such subsidiary, as the case may be, shall have set aside on its books reserves deemed by it in accordance with generally accepted accounting principles to be adequate with respect to such tax, assessment, charge, levy or claim; provided further that notwithstanding the previous provision, the Company shall pay or cause to be paid all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to perfect or foreclose any lien which attached as security therefor.

6.6 Availability of Common Stock for Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, such number of its duly authorized shares of Common Stock as shall be sufficient to effect the conversion of the Series C Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the Series C Preferred Stock, or otherwise comply with the terms of this Agreement or any Related Document, the Company shall forthwith take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

6.7 Governing Instruments. The Company shall not amend the Restated Certificate or the By-Laws in any manner adverse to the rights of the holders of the Shares.

6.8      SBIC Covenants .

(a) The Company will provide to each Investor that is a Small Business Investment Company (an "SBIC") (upon reasonable notice and during normal business hours) and the U.S. Small Business Administration access to the Company's books and records for the purpose of confirming the use of the proceeds provided by such SBIC pursuant to this Agreement and for all other purposes required by the U.S. Small Business Administration. Upon the request of an SBIC, the Company will promptly provide to such SBIC and the U.S. Small Business Administration a certificate of the chief financial officer (or other executive officer) of the Company verifying the use of such proceeds and certifying compliance by the Company with the provisions of Section 2.31 of this Purchase Agreement and paragraph (b) below.

(b) For a period of one year following the date hereof, the Company will not change its business activity if such change would cause the Company to be engaged in a business activity that would render the Company ineligible as a "Small Business" under the Small Business Investment Act of 1958, as amended, and the regulations thereunder.

(c) The Company will at all times comply with the non-discrimination requirements of Parts 112, 113 and 117 of Title 13 of the United States Code of Federal Regulations.

(d) Upon the request of an SBIC, the Company promptly (and in any event within twenty (20) days of such request) will provide to such SBIC an assessment, in form and substance satisfactory to such SBIC, of the economic impact of the financing provided by such SBIC, specifying the full-time equivalent jobs created or retained, the impact of the financing on the Company's business, in terms of expanded revenue and profits, and on taxes paid by the business and its employees. Upon the request of an SBIC, the Company promptly (and in any event within twenty (20) days of such request) will furnish to such SBIC all information requested by such SBIC in order for it to prepare and file SBA Form 468 or any other filing required to be filed by such SBIC.

(e) The Company promptly will provide to each SBIC such financial statements and other information as such SBIC may from time to time reasonably request for the purpose of assessing the financial condition of the Company and complying with any requirements of any governmental agency asserting jurisdiction over such SBIC.

(f) Without the consent of each SBIC Investor, the Company will not issue Securities to any SBIC in the future if such issuance would cause the SBIC Investor to be deemed to be a member of an "Investor Group" in "Control" of the Company (as such terms are defined in 13 C.F.R. ss. 107.865).

6.9 Assistance in Sales. Anything in this Agreement or any Related Document to the contrary notwithstanding, in the event that it becomes unlawful for any Investor to continue to hold all or some portion of the Shares to be held by it, or restrictions are imposed on such Investor by any law or regulation which, in the reasonable judgement of such Investor, make it unduly burdensome to continue to hold all or some portion of such Shares, then such Investor may sell or otherwise dispose of all or any portion of its Shares, and the Company shall use reasonable efforts to assist such Investor in disposing of such interest in a prompt and orderly manner, and, at the request of any such Investor, shall provide (and authorize such Investor to provide) financial and other information concerning the Company and its subsidiaries to any prospective purchaser of such interest, subject to the execution by the Person receiving such information of a confidentiality agreement in a form reasonably acceptable to the Company; provided, however, that in effecting any such sale or other disposition of such Shares, such Investor shall use its best efforts to comply with Section 3 of the Co-Sale Agreement.

6.10 Employee Agreements. For so long as the Investors own any of the Shares, all employees of the Company shall enter into a proprietary information and assignment of inventions agreement, substantially in the form attached hereto as Exhibit K.

6.11 Stock Option Plan. The Company shall not issue any stock options or other rights to acquire Common Stock under the Stock Option Plan to satisfy any obligations which the Company may have to those former consultants to the Company referred to in the capitalization chart of Arbinet Holdings, Inc. (as of November 23, 1999) delivered to the Investors by the Company prior to the Closing.

7.       Miscellaneous Provisions.

7.1 Survival; Termination. Subject to the last sentence of this Section 7.1, the warranties, representations and covenants of the Company and the Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and shall in no way be limited, diminished or affected by any investigation made by or on behalf of the Investors. This Agreement, including the representations, warranties and covenants made herein, will terminate on the closing of a Qualified IPO (as such term is defined in the Restated Certificate).

7.2 Transfer of Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties to this Agreement; provided, however, that this Agreement may be assigned to any affiliate of an Investor or any subsequent holder of any Shares. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.3 Governing Law. It is the intention of the parties that the internal laws of the State of New York, as such laws are applied to agreements between New York residents entered into and to be performed entirely within New York, shall govern this Agreement in all respects, whether or not all parties hereto are residents of New York.

7.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.6      Notices .

(a) All notices, requests, demands and other communications under this Agreement or (i) in connection herewith shall be given to or made upon (i) the Investors at each such Investors address set forth on Schedule I with a copy to Proskauer Rose LLP, 1585 Broadway, New York, New York 10036-8299, attention: Jack P. Jackson, Esq.; and (ii) the Company at 226 East 54th Street, 2nd Floor, New York, NY 10022, attention: Chief Executive Officer, with a copy to Paul, Hastings, Janofsky & Walker LLP, 399 Park Avenue, New York, New York 10022-4697, attention: Neil A. Torpey, Esq.

(b) All notices, requests, demands and other communications given or made in accordance with the provisions of this Agreement shall be in writing, and shall be sent by airmail, return receipt requested, or by facsimile with confirmation of receipt, and shall be deemed to be given or made when receipt is so confirmed.

(c) Any party may, by written notice to the Company, alter its address or respondent, and such notice shall be considered to have been given three
(3) days after the airmailing or faxing thereof.

7.7 Expenses. Each of the Company and the Investors shall bear their own expenses incurred with respect to this Agreement, the Related Documents and the transactions contemplated hereby and thereby; provided, however, the Company will pay at the Closing and from time to time thereafter the reasonable out-of-pocket expenses of the Investors, including, without limitation, the reasonable fees and expenses of counsel to the SBIC Investors, attributable to the negotiation, execution, delivery, amendment or enforcement of this Agreement, the Related Documents or the transactions contemplated hereby, in any case, in an amount not to exceed $100,000.

7.8 Indemnification. Notwithstanding anything herein to the contrary, the Company agrees to indemnify each Investor and each officer, director, employee, agent, partner, stockholder and affiliate of each Investor (collectively, the "Indemnified Parties") for, and hold each Indemnified Party harmless from and against: (i) any and all damages, losses, claims and other liabilities of any and every kind, including, without limitation, judgments and costs of settlement, and (ii) any and all out-of-pocket costs and expenses of any and every kind, including, without limitation, reasonable fees and disbursements of counsel for such Indemnified Parties (all of which expenses periodically shall be reimbursed as incurred), in each case, arising out of or suffered or incurred in connection with any of the following: (a) any misrepresentation or any breach of any warranty made by the Company herein or in any of the other covenant or agreement made by the Company herein or in any of the other Related Documents, (b) any breach or non-fulfillment by the Company of any Related Documents, (c) any claim relating to or arising out of a violation of applicable federal or state securities laws by the Company in connection with the sale of the Shares by the Company to any such Investor other than any such claim resulting from, arising out of, or relating to, any gross negligence or willful misconduct on the part of any such Investor and (d) any failure by the Company to use the proceeds from the sale of the Shares as specified herein.

7.9 Attorneys' Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement or any Related Document, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled as determined by such court, equity or arbitration proceeding.

7.10 Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of the Company and the holders of a majority of the Common Stock issued or issuable upon conversion of the Series C Preferred Stock. Any amendment or waiver effected in accordance with this Section 7.10 shall be binding upon each of the Investors and each transferee of the Shares (or the Common Stock issuable upon conversion of the Series C Preferred Stock), each future holder of all such securities and the Company.

7.11 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of any of the Shares, upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder shall be cumulative and not alternative.

7.13 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

7.14 California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS AN EXEMPTION FROM SUCH QUALIFICATION IS AVAILABLE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED OR SUCH EXEMPTION BEING AVAILABLE.

7.15 Further Assurances. Upon request of any of the Investors, all parties hereto agree to promptly execute and deliver all such other instruments and take all such other actions as any Investor may reasonably request from time to time in order to effectuate and carry out the purposes, privileges, restrictions, rights and duties of the parties and the other provisions of this Agreement and the Related Documents.

7.16 Specific Performance. The parties hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto by reason of a failure to perform any of the obligations under this Agreement and that a breach hereof shall cause irreparable injury and, in addition to any other right or remedy available to the parties hereto at law or in equity, any injured party hereunder shall be entitled to enforcement by court injunction or specific performance of the obligations of the parties hereunder, without the necessity for posting a bond. Notwithstanding the foregoing sentence, nothing herein shall be construed as prohibiting any injured party hereunder from also pursuing any other rights or remedies for such breach or threatened breach, including receiving damages and attorneys' fees. The election of any remedy shall not be construed as a waiver on the part of any injured party hereunder of any right such party might otherwise have at law or in equity, which rights and remedies shall be cumulative.

7.17 Understanding Among Investors. The decision of each Investor to purchase Shares pursuant to this Agreement has been made by such Investor independently of any other Investor and independently of any statements or opinions as to the condition (financial or otherwise) of the Company which may have been made or given by any other Investor or by any agent or employee of any other Investor. Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no other Investor will be acting as agent of such Investor in connection with monitoring its investment hereunder.

7.18 Publicity. Except as may be required by applicable law, the Company shall not use the name of, or make reference to, any Investor or any of its affiliates in any press release or in any public manner without such Investor's prior written consent.

      IN WITNESS WHEREOF, the parties hereto have executed this Series B and C Senior Preferred Stock Purchase Agreement with the intent and agreement that the same shall be effective as of the day and year first written above.

                                    COMPANY:

Address:                            ARBINET HOLDINGS, INC.

33 Whitehall Street, 19 Floor
New York, NY 10004
Fax: (212) 797-9083
Attention: CEO
                                    /s/ Alex Mashinsky
                                    --------------------------------------------
                                    By:    Alex Mashinsky
                                    Title: Chairman


                                    INVESTORS:

Address:                            J.P. MORGAN INVESTMENT CORPORATION

60 Wall Street
New York, NY 10260                  /s/ Paul G. Theunissen
Fax: (212) 648-5593                 --------------------------------------------
Attention: Paul G. Theunissen       By:    Paul G. Theunissen
                                    Title: Vice President


                                    SIXTY WALL STREET SBIC FUND, L.P.

                                    By: Sixty Wall Street SBIC Corporation, its
Address:                                general partner

60 Wall Street
New York, NY 10260                  /s/ Paul G. Theunissen
Fax: (212) 648-5593                 --------------------------------------------
Attention: Paul G. Theunissen       By:    Paul G. Theunissen
                                    Title: Vice President


                                    CB CAPITAL INVESTORS, L.P.
Address:

380 Madison Avenue                  By: CB Capital Investors, Inc., its General
12th Floor                               Partner
New York, NY 10017
Fax: (212) 622-3101                 By: /s/ Mitchell J. Blutt
Attention: Philip Summe                 ----------------------------------------
                                        Name:  Mitchell J. Blutt
                                        Title: Executive Partner

Signature Page to Series B and C Senior Preferred Stock Purchase Agreement.

Address:                            BANCBOSTON VENTURES INC.

175 Federal Street, 10th Floor
Boston, MA 02110
Attention: Peter R. Roberts
Fax: (617) 434-1153                 /s/ Peter R. Roberts
                                    --------------------------------------------
                                    By: Peter R. Roberts
                                    Title: Vice President


                                    BAYVIEW 99 I, LP

Address:                            By: BAYVIEW 99 GP, LLC, its General Partner

Fax: (415) 676-2990
Attention:                          By: /s/ Terry R. Otton
                                       -----------------------------------------
                                       Name:  Terry R. Otton
                                       Title: Authorized Signatory


                                    BAYVIEW 99 II, LP

Address:                            By: BAYVIEW 99 GP, LLC, its General Partner

Fax: (415) 676-2990
Attention:                          By: /s/ Terry R. Otton
                                        ----------------------------------------
                                        Name:  Terry R. Otton
                                        Title: Authorized Signatory

Address:

Sousa Road
Sands Point, NY 11054
Fax: (516) 883-3532                 /s/ Jeffrey Rosenbluth
                                    --------------------------------------------
                                    Jeffery Rosenbluth

Address:

211 Hommocks Road
Larchmont, NY 10538                 /s/ Robert Stavis
Fax: (914) 834-2291                 --------------------------------------------
                                    Robert Stavis

Signature Page to Series B and C Senior Preferred Stock Purchase Agreement.

Address:                            GATEHOUSE INVESTORS, LLC

22 Gatehouse Road
Stamford, CT 06902-7908             By: /s/ Curt Snyder
Attention: Curt Snyder                  ----------------------------------------
Fax: (203) 462-7350                     Name:  Curt Snyder
                                        Title: Managing Member


Address:                            MOMENTUM INVESTMENTS LLC

c/o Deutsche Bank Alex Brown
Attention: Stephen Todd Walker
1635 Market Street, 17 Floor        By: /s/ Stephen Todd Walker
Philadelphia, Pa 19103                  ----------------------------------------
Fax: (215) 854-1595                     Name: Stephen Todd Walker
                                        Title:

Address:

c/o FAC Equities/First Albany
Exchange Place
53 State Street, 29th Floor
Boston, MA 02109-2811               /s/ Ullas Naik
Fax: (617) 228-3015                 --------------------------------------------
                                    Ullas Naik

Address:

20 Patrol Court
Woodside, CA 94062-4220             /s/ Tom Kippola
Fax: (650) 529-0754                 --------------------------------------------
                                    Tom Kippola


Address:                            BELFREY PARTNERS, LP

Belfrey Partners, LP
c/o US Bancorp Piper Jaffray
222 South Ninth Street
Minneapolis, MN 55402-3804          By: /s/ Mark Copman
Fax: (612) 342-6360                     ----------------------------------------
Attention: Mark Copman, General         Name:  Mark Copman
           Partner                      Title: General Partner

Signature Page to Series B and C Senior Preferred Stock Purchase Agreement.

Address:                            AUGUSTA  PARTNERS

                                    By: /s/ Neil A. Torpey
                                        ----------------------------------------
                                        Name:  Neil A. Torpey
                                        Title: General Partner


                                    OTHER INVESTORS

Address:                            COMMUNICATIONS VENTURES III, L.P.,
                                    By its General Partner Communications
                                    Ventures III, LLC
505 Hamilton Ave., Suite 305
Palo Alto, CA 94301
Attention: Roland A. Van der Meer   By: /s/ Roland A. Van der Meer
Fax: (650) 325-9608                     ----------------------------------------
                                        Name:  Roland A. Van der Meer
                                        Title: Manager


                                    COMMUNICATIONS VENTURES III CEO &
Address:                            ENTREPRENEURS' FUND, L.P.,

                                    By its General Partner Communications
                                    Ventures III, LLC
505 Hamilton Ave., Suite 305
Palo Alto, CA 94301
Attention: Roland Van der Meer      By: /s/ Roland A. Van der Meer
Fax: (650) 325-9608                     ----------------------------------------
                                        Name:  Roland A. Van der Meer
                                        Title: Manager


Address:                            INTERNET CAPITAL GROUP, INC.

800 The Safeguard Building
435 Devon Park Drive
Wayne, PA 19087                     By: /s/ Douglas A. Alexander
Attention: Douglas A. Alexander         ----------------------------------------
Fax: (610) 989-0112                     Name: Douglas A. Alexander
                                        Title:

Signature Page to Series B and C Senior Preferred Stock Purchase Agreement.

                                    BEDROCK CAPITAL PARTNERS I, L.P.

Address:                            By: BEDROCK GENERAL PARTNER I, LLC

One Boston Place                    By: /s/ David J. Duval
Suite 3310                              ----------------------------------------
Boston, MA 02108                        Name:  David J. Duval
                                        Title: Managing Member

Signature Page to Series B and C Senior Preferred Stock Purchase Agreement.

                                    VBW EMPLOYEE BEDROCK FUND, L.P.

Address:                            By: BEDROCK GENERAL PARTNER I, LLC

One Boston Place                    By: /s/ David J. Duval
Suite 3310                              ----------------------------------------
Boston, MA 02108                        Name:  David J. Duval
                                        Title: Managing Member


                                    CREDIT SUISSE FIRST BOSTON BEDROCK FUND,
                                    L.P.

                                    By: BEDROCK GENERAL PARTNER I, LLC, its
Address:                                Attorney in Fact

One Boston Place                    By: /s/ David J. Duval
Suite 3310                              ----------------------------------------
Boston, MA 02108                        Name:  David J. Duval
                                        Title: Managing Member

Signature Page to Series B and C Senior Preferred Stock Purchase Agreement.

                                   SCHEDULE I

                                    INVESTORS

-------------------------------------------------------------------------------------------------------------------
                Name and Address        No. of Shares of Series B   No. of Shares of Series C     Aggregate
                of Each Investor          Preferred Stock Being       Preferred Stock Being        Purchase
                                                Purchased                   Purchased               Price
-------------------------------------------------------------------------------------------------------------------
J. P. Morgan Investment Corporation             2,655,789                   2,655,789           $6,749,954.19
60 Wall Street
New York, New York 10260-0060
Attention: Paul G. Theunissen
Telecopy: (212) 648-5593

With a copy to:
Proskauer Rose LLP
1585 Broadway
New York, New York 10036
Attention: Jack P. Jackson, Esq
Telecopy: (212) 969-2900
-------------------------------------------------------------------------------------------------------------------
Sixty Wall Street SBIC Fund, L.P.                295,088                     295,088             $749,994.91
60 Wall Street
New York, New York 10260-0060
Attention: Paul G. Theunissen
Telecopy: (212) 648-5593

With a copy to:
Proskauer Rose LLP
1585 Broadway
New York, New York 10036
Attention: Jack P. Jackson, Esq
Telecopy: (212) 969-2900
-------------------------------------------------------------------------------------------------------------------
CB Capital Investors, L.P.                      2,950,877                   2,950,877           $7,499,949.11
380 Madison Avenue, 12th Floor
New York, New York 10017
Attention: Philip Summe
Telecopy: (212) 622-3101

With a copy to:
O'Sullivan Graev & Karabell, LLP
30 Rockefeller Plaza
New York, New York 10112
Attention: Harvey M. Eisenberg, Esq.
Telecopy: (212) 728-5950

-------------------------------------------------------------------------------------------------------------------
BancBoston Ventures Inc.                        1,967,265                   1,967,265             $5,000,000
175 Federal Street, 10th Floor
Boston, Massachusetts 02110
Attention: Peter R. Roberts
Telecopy: (617) 434-1153

With a copy to:
Bingham Dana LLP
150 Federal Street
Boston, Massachusetts 02110
Attention: Roger D. Feldman, Esq.
Telecopy: (617) 951-8736
-------------------------------------------------------------------------------------------------------------------
Communications Ventures III L.P.                1,592,546                   1,592,546           $4,047,615.44
505 Hamilton Avenue, Suite 305
Palo Alto, CA 94304
Attention: Roland Van der Meer
Telecopy: (650) 325-9608
-------------------------------------------------------------------------------------------------------------------
Communications Ventures III                       79,612                     79,612              $202,342.52
CEO & Intrepreneur's Fund L.P.
505 Hamilton Avenue, Suite 305
Palo Alto, CA 94301
Attention: Roland Van der Meer
Telecopy: (650) 325-9608
-------------------------------------------------------------------------------------------------------------------
Bedrock Capital Partners I, L.P.                1,552,917                   1,552,917           $3,946,893.85
One Boston Place
Suite 3310
Boston, Mass. 02108
Attention: [____________________]
Telecopy: (617) [_______________]
-------------------------------------------------------------------------------------------------------------------
VBW Employee Bedrock Fund, L.P.                   54,178                     54,178              $137,698.80
One Boston Place
Suite 3310
Boston, Mass. 02108
Attention: [____________________]
Telecopy: (617) [_______________]
-------------------------------------------------------------------------------------------------------------------
Credit Suisse First Boston                        65,063                     65,064              $165,365.39
   Bedrock Fund, L.P.
One Boston Place
Suite 3310
Boston, Mass. 02108
Attention: [____________________]
Telecopy: (617) [_______________]
-------------------------------------------------------------------------------------------------------------------
Internet Capital Group, Inc.                     491,812                     491,812            $1,249,989.44
800 The Safeguard Building
435 Devon Park Drive
Wayne, PA 19087
Attention: Douglas A. Alexander
Telecopy: (610) 989-0112

-------------------------------------------------------------------------------------------------------------------
Jeffrey Rosenbluth                                19,672                     19,672               $49,997.46
Sousa Road
Sands Point, NY 11054
Telecopy: (516) 883-3532
-------------------------------------------------------------------------------------------------------------------
Robert Stavis                                     19,672                     19,672               $49,997.46
211 Hommocks Road
Larchmont, NY 10538
Telecopy: (914) 834-2291
-------------------------------------------------------------------------------------------------------------------
Bayview 99 I, L.P.                                53,278                     53,278              $135,410.09


-------------------------------------------------------------------------------------------------------------------
Bayview 99 II, L.P.                               45,086                     45,086              $114,589.31


-------------------------------------------------------------------------------------------------------------------
Gatehouse Investors, LLC                         49,181.5                   49,181.5             $124,999.15
22 Gatehouse Road
Stamford, CT 06902-7908
Telecopy: (203) 462-7350
-------------------------------------------------------------------------------------------------------------------
Momentum Investments LLC                         49,181.5                   49,181.5             $124,999.15
c/o Deutsche Bank Alex Brown
Attention: Stephen Todd Walker
1635 Market Street, 17th Floor
Philadelphia, PA 19103
Telecopy: (215) 854-1595
-------------------------------------------------------------------------------------------------------------------
Ullas Naik                                        9,836                       9,836               $24,999.83
c/o FAC Equities/First Albany
Exchange Place
53 State Street, 29th Floor
Boston, MA 02109-2811
Telecopy: (617) 228-3015
-------------------------------------------------------------------------------------------------------------------
Tom Kippola                                       9,836                       9,836               $24,999.83
20 Patrol Court
Woodside, CA 94062-4220
Telecopy: (650) 529-0754
-------------------------------------------------------------------------------------------------------------------
Belfrey Partners, L.P.                            9,836                       9,836               $24,999.83
c/o US Bancorp Piper Jaffray
222 South Ninth Street
Minneapolis, MN 55402-3804
Telecopy: (612) 342-6360
Attention: Mark Copman
-------------------------------------------------------------------------------------------------------------------
Augusta Partners L.P.                             9,836                       9,836               $24,999.83
-------------------------------------------------------------------------------------------------------------------
TOTALS                                          11,980,561                 11,980,562           $30,449,795.59
-------------------------------------------------------------------------------------------------------------------

Signature Page to Series B and C Senior Preferred Stock Purchase Agreement.

                                    EXHIBIT A

                         COMPANY'S AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                    EXHIBIT B

                             SCHEDULE OF EXCEPTIONS

                                    EXHIBIT C

                             COMPANY'S STOCKHOLDERS

                                    EXHIBIT D

                 AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

                                    EXHIBIT E

                     AMENDED AND RESTATED CO-SALE AGREEMENT

                                    EXHIBIT F

                      AMENDED AND RESTATED VOTING AGREEMENT

                                    EXHIBIT G

                       SERIES A-2 RESTRUCTURING AGREEMENT

                                    EXHIBIT H

                OPINION OF PAUL, HASTINGS, JANOFSKY & WALKER LLP

                                    EXHIBIT I

                                     BY-LAWS

                                    EXHIBIT J

                        EMPLOYEE PROPRIETARY INFORMATION
                                       AND
                              INVENTIONS AGREEMENT

                                    EXHIBIT K

                     FOUNDATION LIMITED PARTNER CERTIFICATE

                                    EXHIBIT L

                           MANAGEMENT RIGHTS AGREEMENT

                                    EXHIBIT M

                        REGULATORY COMPLIANCE SIDE LETTER